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                                   EXHIBIT 12


                                [FORM OF OPINION]

                                _______ __, 2005

Board of Trustees
CCMI Funds
431 North Pennsylvania Street
Indianapolis, IN  46204

Board of Trustees
STI Classic Funds
101 Federal Street
Boston, MA  02110

                  RE: AGREEMENT AND PLAN OF REORGANIZATION, DATED ________ __, 2005 (THE "AGREEMENT"), BY AND BETWEEN THE STI CLASSIC FUNDS, A MASSACHUSETTS BUSINESS TRUST, ON BEHALF OF ITS SERIES, STI CLASSIC FUNDS GROWTH & INCOME FUND, STI CLASSIC INVESTMENT GRADE BOND FUND, AND STI NORTH CAROLINA TAX-EXEMPT BOND FUND (COLLECTIVELY, THE "ACQUIRING FUNDS" AND INDIVIDUALLY, AN "ACQUIRING FUND") AND THE CCMI FUNDS, A MASSACHUSETTS BUSINESS TRUST, ON BEHALF OF ITS SERIES, CCMI EQUITY FUND, CCMI BOND FUND, AND CCMI NORTH CAROLINA TAX-EXEMPT BOND FUND (COLLECTIVELY, THE "TRANSFERRING FUNDS" AND INDIVIDUALLY, A "TRANSFERRING FUND").

Ladies and Gentlemen:

                  You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of each Transferring Fund which will consist of (i) the transfer of all of the assets of each Transferring Fund to the corresponding Acquiring Fund, in exchange solely for Class T Shares of the corresponding Acquiring Fund (the "Acquiring Fund Shares"), (ii) the assumption by each Acquiring Fund of the liabilities of the corresponding Transferring Fund, and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the corresponding Transferring Fund in complete liquidation of each Transferring Fund upon the terms and conditions set forth in the Agreement (the "Reorganization").

                  In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of each of the Transferring Funds in connection with the Special Meeting of Shareholders of the Transferring Funds held on ____________, 2005 (and as adjourned thereafter) (c) certain representations concerning the Reorganization made to us by the Acquiring Funds and the Transferring Funds in letters dated as of

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Board of Trustees, CCMI Funds
Board of Trustees, STI Classic Funds
________  __, 2005
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____________, 2005 (collectively, the "Representation Letters"), (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material to the rendition of this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

                  For purposes of this opinion, we have assumed that the Transferring Funds and the Acquiring Funds as of the Effective Time of the Reorganization satisfy, and following the Reorganization, the Acquiring Funds will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company ("RIC").

                  Under regulations to be prescribed by the Secretary of Treasury under Section 1276(d) of the Code, certain transfers of market discount bonds will be excepted from the requirement that accrued market discount be recognized on disposition of a market discount bond under Section 1276(a) of the Code. Such regulations are to provide, in part, that accrued market discount will not be included in income if no gain is recognized under Section 361(a) of the Code where a bond is transferred in an exchange qualifying as a tax-free reorganization. As of the date hereof, the Secretary has not issued any regulations under Section 1276 of the Code.

                  Based on the foregoing and provided the Reorganization is carried out in accordance with the laws of the Commonwealth of Massachusetts, the Agreement, and the Representation Letters, it is our opinion that:

                  1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Transferring Fund and the Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Transferring Fund solely in exchange for Acquiring Fund Shares (except to the extent that such assets consist of contracts described in Section 1256 of the Code) and the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund pursuant to Section 1032(a) of the Code.

                  3. No gain or loss will be recognized by the Transferring Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund or upon the distribution of Acquiring Fund Shares to shareholders of the Transferring Fund pursuant to Sections 361(a) and (c) and 357(a) of the Code. We express no opinion as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to
         Section 1276 of the Code.

                  4. No gain or loss will be recognized by the shareholders of the Transferring Fund upon the exchange of their shares of the Transferring Fund for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

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Board of Trustees, CCMI Funds
Board of Trustees, STI Classic Funds
________  __, 2005
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                  5. The aggregate tax basis of Acquiring Fund Shares received by each shareholder of the Transferring Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Transferring Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

                  6. The holding period of the Acquiring Fund Shares received by the shareholders of the Transferring Fund (including fractional shares to which they may be entitled) will include the holding period of the Transferring Fund shares surrendered in exchange therefor, provided that the Transferring Fund shares were held as a capital asset as of the Effective Time of the Reorganization pursuant to Section 1223(1) of the Code.

                  7. The tax basis of the assets of the Transferring Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Transferring Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

                  8. The holding period of the assets of the Transferring Fund received by the Acquiring Fund will include the period during which such assets were held by the Transferring Fund pursuant to Section 1223(2) of the Code.

                  9. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Transferring Fund described in
         Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code. However, the STI Classic Tax-Exempt Bond Fund will be treated as the same corporation as the CCMI North Carolina Tax Exempt Bond Fund and the limitations described in the preceding sentence shall not apply to it.

                  Our opinions are limited solely to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

                  Our opinions are conditioned upon the performance by STI Classic Funds, on behalf of the Acquiring Funds, and CCMI Funds, on behalf of the Transferring Funds, of their respective undertakings in the Agreement and the Representation Letters.

                  Our opinions are being rendered to the STI Classic Funds, on behalf of the Acquiring Funds, and CCMI Funds, on behalf of the Transferring Funds, and may be relied upon only by STI Classic Funds (and its Board of Trustees), CCMI Funds (and its Board of Trustees),


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Board of Trustees, CCMI Funds
Board of Trustees, STI Classic Funds
________  __, 2005
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the Transferring Funds, the Acquiring Funds, and the shareholders of the
Transferring Funds and the Acquiring Funds.

                                Very truly yours,

                                DRAFT